Filed pursuant to Rule 433

Registration No. 333-151522

Features		Benefits

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Exchange-traded security

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Underlying Value (UV) accurately tracks three times the cumulative percentage change in U.S. single family home prices, as measured by the S&P/Case-Shiller Composite-10 Home Price Index[1]

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Premium or discounted market price reflects investor expectations beyond the near-term[2]

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Fully-collateralized: backed by U.S. treasuries, overnight Treasury repurchase agreements & cash

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Quarterly income potential when interest income exceeds trust expenses

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No minimum investment; marginable

see opposite side and prospectus for additional information

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Housing asset returns without the costs of purchasing and maintaining real property

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Instant portfolio diversification into the $20 trillion U.S. housing asset class

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Unlike investments in homebuilder stocks, REITs, mortgage bonds & derivatives, a “pure play” on residential, single family real estate prices

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No issuer credit risk or hidden counterparty risks

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Unlike the index leverage factors of ETFs, those of MacroShares Up are applied to benchmark performance beyond a single day, and magnify long-term index returns to meet the needs of buy-and-hold investors

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Income from treasury collateral defrays trust expenses, can produce quarterly distributions, and is exempt from state and local taxes[3]

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Intraday pricing and liquidity

Fund Profile		Index Components & Weights
Ticker:	UMM	S&P/Case-Shiller Composite-10 Home Price Index
CUSIP	55610R106	Metropolitan Area Components
Trust Collateral:	Short-Term T-Bills, Treasury Repos & Cash

MacroMarkets LLC estimates that the aggregate capital value of the housing stock comprising all ten metro areas measured by this index exceeds 30% of the total U.S. housing stock, or approximately $6 trillion.

Reference Index	The S&P Case-Shiller Composite-10 Home Price Index
First Day of Trading:	May 11, 2009
Maturity Date[4]:	November 25, 2014
Starting Reference Index Level:	162.17
Reference Index Range[5]:	108.11 to 216.23
Inception Underlying Value per Share:	[$23.09]
Income Potential/Frequency:	Yes/Quarterly
Underlying Value Tracking:	Cumulative % change in Reference Index, multiplied by the leverage factor
Reference Index Leverage Factor:	3x on cumulative (not daily) index change
Expense Ratio[6]:	1.25%
Quarterly Income Amount:	Varies, Interest earned on the collateral net of trust expenses

S&P/Case-Shiller Composit-10 Home Price Index (Historical Performance)
Summary Statistics
Jan. 1987 – Jan. 2009
			CorrelationI	Return	Volatility	SharpeII
		S&P/CS Comp-10	1.00	151.58%	11.12%	0.11
		Commodities	0.17	112.07%	78.31%	0.01
		REITs	0.34	-34.10%	73.15%	-0.07
		Stocks	0.08	227.24%	54.61%	0.05
		Bonds	-0.28	364.53%	17.90%	0.23

Commodities = GSCI, REITs = NAREIT All, Stocks = S&P 500, Bonds = JP Morgan US Gov’t

All indices measure price return.

IRolling YoY returns relative to YoY returns of the S&P/CS Composite-10 Home Price Index

IISharpe Ratio is calculated by dividing excess annualized returns above/below the risk-free rate by the  annualized volatility of the monthly returns

1

The leverage factor is applied to cumulative Reference Index return. If trust expenses exceed trust income, the degree of underlying value (UV) tracking accuracy will be compromised. The calculation of underlying value is described in the prospectus. For more information regarding the S&P/Case-Shiller Composite-10 Home Price Index, please refer to the S&P index methodology document, which can be found at www. standardandpoors.com or www.MacroMarkets.com.

2

For all MacroShares products, premium and discounted market prices (relative to UV) are normal. These market prices reflect supply and demand, as well as factors that the prices of other exchange-traded products may not be affected by, including investor expectations for Reference Index performance over the remaining term of the security.

3

Income derived from United States Government securities is exempt from state and local taxes; income from repurchase agreements is not. Consult your tax advisor.

4

Subject to early termination as described in the prospectus.

5

The Reference Index Range is the maximum performance range of the Reference Index that can be tracked by the UV of the Major Metro Housing MacroShares. If the Reference Index rises to or above 216.23 or falls to or below 108.11, and, in either case, remains at or above that level (or at or below that level, as applicable) for three consecutive index publication days, these securities will terminate but continue to trade until the business day before the next scheduled quarterly distribution date and then be redeemed at their underlying value. For more information regarding this and other termination triggers, please read the prospectus.

6

Excludes a fixed trust fee that diminishes on a per-share basis as fund assets under management grow. These and other details can be found in the prospectus.

Read the prospectus carefully before investing.
Please call (888) 9House5 or (888)-622-7671 or visit www.MacroShares.com for more information.

Version 3.1

How MacroShares™ Work

MacroShares are issued in pairs: When MacroShares Major Metro Housing Up are created, an equal number of MacroShares Major Metro Housing Down are also created.

Macro Shares funds are invested in short-term Treasury Bills, overnight repurchase agreements secured by Treasuries and cash.

Major Metro Housing Up funds are invested in the “Major Metro Housing Up Trust.” Major Metro Housing Down investor funds are invested in a separate “Major Metro Housing Down Trust”. These trusts enter into a settlement contract: a binding agreement to pledge assets to one another over time, according to a predetermined formula that is driven by changes in the Reference index.

The Underlying Value (UV) of these MacroShares changes by three times the cumulative movement, in percent terms, of the S&P/Case-Shiller Composite-10 Home Price Index. When the index level increases, the UV of MacroShares Major Metro Housing Up increases (and vice versa). Like the market prices of most other securities (e.g. corporate stocks and bonds), MacroShares naturally diverge from underlying value. Premium or discounted prices for these securities reflect a variety of market factors and expectations. For example, the market price of MacroShares Major Metro Housing Up will reflect supply, demand, and investor expectations regarding the future path of home prices over the remaining term of the security.

Illustration

MacroShares™ is a trademark of MacroMarkets LLC. “Standard & Poor’s®” and “S&P®” are registered trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by MacroMarkets LLC. CSW®, Case-Shiller®, CS™, Fiserv®, and Case Shiller Indexes® are trademarks of Fiserv Fulfillment Services Inc. (f/k/a Fiserv CSW, Inc.) and have been licensed for use by Standard & Poor’s. MacroShares are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Fiserv, or any of their third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of MacroShares or any member of the public regarding the advisability of investing in securities generally or in MacroShares particularly or the ability of any S&P/Case-Shiller Home Price Index to track performance of the residential real estate and housing markets. S&P’s and its third party licensors’ only relationship to MacroMarkets is the licensing of certain trademarks and trade names of S&P and the third party licensors and of certain S&P/CS Indices, which are determined, composed and calculated by S&P or its third party licensors without regard to MacroMarkets or MacroShares. S&P and its third party licensors have no obligation to take the needs of its licensees or the owners of MacroShares into consideration in determining, composing or calculating any S&P/CS Index. Neither S&P nor its third party licensors is responsible for and none has participated in determining the pricing, quantities or timing of any issuance or sale of MacroShares or the assessment or method of settlement calculation therefor. S&P has no obligation or liability in connection with the administration, marketing or trading of MacroShares.

The depositor of the MacroShares Major Metro Housing Up and Down Trusts, MacroShares Housing Depositor, LLC (”MHD”), is owned by MacroMarkets LLC which acts as the administrator and whose affiliate, MacroFinancial LLC (”MF”), acts as the marketing agent for the trust. MHD, a Delaware limited liability company, has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the trusts and the offering. MF, MHD, any underwriter or any dealer participating in the offering can arrange to send you the prospectus upon request, or you may retrieve these documents at no charge by visiting EDGAR on the SEC web site (www.sec.gov). Investors should carefully read the prospectus, and carefully consider the investment objectives and policies, risk considerations, charges and ongoing expenses of the Up and Down Trusts before investing or sending money. The prospectus contains this and other information relevant to an investment in MacroShares. MacroMarkets LLC conducts all of its securities transactions through its subsidiary, MacroFinancial LLC, member FINRA. If you have any questions or have any difficulty accessing a prospectus, please contact your securities representative or:

MacroFinancial, LLC 14 Main Street, Suite 300 Madison, NJ 07940	MacroShares Housing Depositor, LLC 1-888-Macros1 (888-622-767)

Read the prospectus carefully before investing.
Please call (888) 9House5 or (888)-622-7671 or visit www.MacroShares.com for more information.

Version 3.1